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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Columbia Sportswear
Company on Form S-1 of our report dated February 6, 1998 (March   , 1998 as to
Notes 1, 2 and 9) appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Portland, Oregon
March 5, 1998

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    The preceding consent is in the form that will be furnished by Deloitte &
Touche LLP that will be furnished upon consummation of the initial public offering assuming that no material events have occurred that would affect the accompanying financial statements or required disclosures therein.